SCHEDULE 14C INFORMATION

INFORMATION STATEMENT

PURSUANT TO SECTION 14 (C)

OF THE

SECURITIES EXCHANGE ACT OF 1934

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PROPELL CORPORATION

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Propell Corporation

305 San Anselmo Avenue, Suite 300

San Anselmo, CA 94960

(415) 747-8775

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

To the Stockholders of Propell Corporation:

This Information Statement is furnished to the stockholders of Propell Corporation, a Delaware corporation (“Propell” or the “Corporation”), in connection with our prior receipt of approval by written consent, in  lieu of a special meeting, of the holders of a majority of our common stock (see attached Exhibit A) authorizing the board of directors of Propell, to: (i) effectuate a reverse stock split (the “Reverse Split”) of the issued and outstanding shares of common stock on a 1 for 50 basis, (the “Reverse Split”); (ii) increase the amount of shares authorized from 75,000,000 to 500,000,000 (the “Increase”); and (iii) change the name of the Corporation to Propell Technologies Group, Inc. (the “Name Change”).  On August 3, 2012, Propell obtained the approval of the Reverse Split, Increase and Name Change by written consent of stockholders that are the record owners of 1,715,472 shares of common stock and 3,875,000 shares of our voting preferred stock which represent an aggregate of 40,465,472 votes or approximately 53% of the voting power as of August 3, 2012.  The Reverse Split, Increase and Name Change cannot be effectuated until 20 days after the mailing of this Information Statement and after the filing of the amended Articles of Incorporation with Secretary of State of the State of Delaware.   A copy of the certificate of amendment affecting the Reverse Split, Increase and Name Change is attached to this information statement as Exhibit B.

PROPELL IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED TO NOT SEND A PROXY.   Because the written consent of the holders of a majority of our voting power satisfies all applicable stockholder voting requirements, we are not asking for a proxy: please do not send us one.

Only stockholders of record at the close of business on August 3, 2012 shall be given a copy of the Information Statement.  The date on which this Information Statement will be sent to stockholders will be on or about August 10, 2012.

The accompanying information statement is for information purposes only.  Please read it carefully.

By Order of the Board of Directors

/s/ Edward Bernstein

Edward Bernstein, Chief Executive Officer

San Anselmo, California

August 10, 2012

This information statement is being furnished to all holders of the common stock of Propell as of August 3, 2012 in connection with the action taken by written consent of holders of approximately 53% of the outstanding voting power of Propell to authorize the board of directors to effectuate, the Reverse Split, Increase and Name Change.

ITEM 1.

INFORMATION STATEMENT

This Information Statement is furnished to the stockholders of Propell Corporation, a Delaware corporation (“Propell” or the “Company”), in connection with our prior receipt of approval by written consents, in  lieu of a special meeting, of the holders of a majority of our voting stock authorizing the board of directors of Propell, to (i) effectuate the reverse stock split (the “Reverse Split”) of the issued and outstanding shares of common stock on a 1 for 50 basis; (ii) increase the amount of shares authorized from 75,000,000 to 500,000,000 (the “Increase”); and (iii) change the name of the Company to Propell Technologies Group, Inc. (the “Name Change”).  On August 3, 2012, Propell obtained the approval of the Reverse Split, Increase and Name Change by written consent of the stockholders that are the record owners of 1,715,472 shares of common stock and 3,875,000 shares of our preferred stock which represent an aggregate of 40,465,472 votes or approximately 53% of the voting power as of August 3, 2012.

The Reverse Split, Increase and Name Change cannot be effectuated until 20 days after the mailing of this Information Statement and after the filing of the amended Articles of Incorporation with Secretary of State of the State of Delaware with respect to the Reverse Split, Increase and Name Change.   The amendments to the Articles of Incorporation are to effectuate the Reverse Split, Increase and Name Change. A copy of the certificate of amendment effecting the Reverse Split, Increase and Name Change is attached to this information statement as Exhibit B ..  The number of authorized shares of all classes of stock will not be reduced as a result of the proposed Reverse Split and the Reverse Split will not reduce the number of outstanding shares of our preferred stock.

The date on which this Information Statement will be sent to stockholders will be on or about August 10, 2012, and is being furnished to all holders of the common stock of Propell on record as of August 3, 2012.

The Board of Directors, and persons owning a majority of the outstanding voting securities of Propell, have unanimously adopted, ratified and approved the proposed actions by the Propell board of directors.  No other votes are required or necessary.

The Quarterly Report on Form 10-Q for quarterly period ended March 31, 2012 and the Annual Report on Form 10-K for the year ended December 31, 2011, and any reports on Form 8-K filed by Propell during the past year with the Securities and Exchange Commission may be viewed on the Securities and Exchange Commission’s web site at www.sec.gov in the Edgar Archives.  Propell is presently current in the filing of all reports required to be filed by it.

Only one information statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices at (415) 747-8775. If multiple shareholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

VOTE REQUIRED

Pursuant to Propell’s Bylaws and the Delaware General Corporation Law, a vote by the holders of at least a majority of the Company’s outstanding votes is required to effect the Reverse Split, Increase and Name Change. The Company’s certificate of incorporation does not authorize cumulative voting. As of the record date, the Company had 37,890,409 voting shares of common stock issued and outstanding and 3,875,000 shares of voting preferred stock issued and outstanding of which the common stock was entitled to 37,890,409 votes and the preferred stock was entitled to 38,750,000 votes.   38,320,205 votes are required to pass each of the Reverse Split, Increase and Name Change. The consenting stockholders are entitled to 40,465,472 votes, which represents approximately 53% of the issued and outstanding votes with respect to the Company’s shares of common stock and preferred stock.  The consenting stockholders voted in favor of the Reverse Split, Increase and Name Change described herein in a unanimous written consent, dated August 3, 2012.

PROPOSAL 1

GRANT AUTHORITY TO THE BOARD OF DIRECTORS TO CONDUCT UP TO A ONE-FOR FIFTY SHARE REVERSE STOCK SPLIT OF PROPELL’S COMMON STOCK.

Purpose: Propell’s board has unanimously adopted a resolution seeking shareholder approval to authorize the Board, to effectuate a reverse stock split upon receipt of all necessary regulatory approvals and the passage of all necessary waiting periods. The Reverse Split would reduce the number of outstanding shares of our common stock but have no effect on the number of outstanding shares of preferred stock. The board had determined that it would be in the Company’s best interest to conduct a reverse split of its common stock on a 1 for 50 basis and has received the consent of holders of a majority of the voting power of the Company’s securities to authorize the board to conduct such a reverse split.

The primary purposes of the Reverse Split is to accomplish the following:

a)  increase the per share price of the common stock to help maintain the interest of the markets;

b)  reduce the number of outstanding shares of common stock to a level more consistent with other public companies with a similar anticipated market capitalization; and

c)  provide the management of the Company with additional flexibility to issue shares to facilitate future stock acquisitions and financing for the Company.

For the above reasons, the board believes that the Reverse Split is in the best interest of the Company and its shareholders.  There can be no assurance, however, that the reverse stock split will have the desired benefits.

The Reverse Split would provide for the combination of the presently issued and outstanding shares of common stock into a smaller number of shares of identical common stock, and the Reverse Split would affect all common stockholders uniformly. This process, that is known as a reverse split, would take 50 shares of the presently issued and outstanding common stock on the effective date of the amendment to the articles of incorporation that would carry out the Reverse Split and convert those shares into one share of the post-reverse stock split common stock.  The conversion rate of all securities convertible into common stock other than the outstanding Preferred Stock would be proportionately adjusted.

The board has indicated that fractional shares will not be issued.  Instead, Propell will issue one full share of the post-reverse stock split common stock to any shareholder who would have been entitled to receive a fractional share as a result of the process.  Each common shareholder will hold the same percentage of the outstanding common stock immediately following the Reverse Split as that shareholder did immediately prior to the Reverse Split, subject to a reduction in voting power due to the increased voting power of the preferred stock and except for minor adjustment due to the additional shares that will need to be issued a result of the treatment of fractional shares.

For the above reasons, the board believes that the Reverse Split is in the best interest of Propell and its shareholders.  There can be no assurance, however, that the reverse stock split will have the desired benefits.

Effects: The Reverse Split will be effected by filing an amendment to the Company’s Articles of Incorporation with the Delaware Secretary of State’s office and will become effective upon such filing.  The actual timing of any such filing will be made by the board of directors based upon its evaluation as to when the requisite approvals are received and the requisite waiting periods have passed.

Propell is currently authorized to issue 75,000,000 shares of its common stock of which 37,890,409 shares are currently issued and outstanding.  Propell is also authorized to issue 10,000,000 shares of preferred stock, of which 5,000,000 have been designated as Series A-1 convertible preferred stock and 3,875,000 are outstanding. The Series A-1 preferred stock converts to common shares on a 1 for 10 basis and has a one for ten voting right, with a total vote of 38,750,000. Currently, shareholders holding votes in excess of 53% of the voting rights of the Company’s shareholders have consented in writing to the proposal to effect the Reverse Split, including all the holders of the Series A-1 preferred.  The Reverse Split of the Company’s common stock will not cause a decrease in the number of authorized shares of common stock or preferred stock, the number of outstanding shares of preferred stock, or the voting rights of the outstanding Series A-1 preferred stock. The Reverse Split will, however, reduce the number of issued and outstanding shares of common stock from 37,890,409 to approximately 757,808. As such, the voting power of the preferred shareholders will increase as a result of the decrease in the number of outstanding shares of common stock from approximately 51% of the issued and outstanding votes currently Reverse Split to approximately 98% of the issued and outstanding votes after the Reverse Split is effected. The Reverse Split will not have any effect on the stated par value of the common stock.

The effect of the Reverse Split upon existing shareholders of the common stock will be that the total number of shares of Propell’s common stock held by each shareholder will automatically convert into the number of whole shares of common stock equal to the number of shares of common stock owned immediately prior to the Reverse Split divided by 50, with an adjustment for any fractional shares.  (Fractional shares will be rounded up into a whole share).

Upon effectuation of the Reverse Split, each common shareholder’s percentage ownership interest in Propell’s common stock will remain virtually unchanged, subject to a reduction in voting power due to the increased voting power of the preferred stock and except for minor changes and adjustments that will result from rounding fractional shares into whole shares.  The rights and privileges of the holders of shares of common stock of Propell will be substantially unaffected by the Reverse Split, except as described above in connection with the increase in relative voting power of the Series A-1 preferred stock.  All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the Reverse Split, Increase and Name Change automatically on the effective date of the Reverse Split.  All shares, options, warrants or convertible securities that the Company has agreed to issue other than the Preferred Stock (or agrees to issue prior to the effective date of the Reverse Split), also will be appropriately adjusted for the Reverse Split, with the exception of the Preferred shares.

The Reverse Split may also result in some shareholders holding “odd lots” of fewer than 100 shares of common stock.  Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

As a result of the proposal to conduct a Reverse Split, Propell will have more authorized shares available for issuance than it currently has available and therefore, there is a significant risk of shareholder value represented by the common stock being further diluted by additional share issuances.  The proposed Reverse Split creates a risk that current shareholders of the common stock will see the value of those shares diluted through the issuance of additional authorized but currently unissued shares.  The current net tangible book value per share would be diluted if additional shares are issued without an increase taking place in the net book value of the assets of the Company.  The current book value of shares held by existing shareholders would not be maintained in the event additional shares are issued.  After the Reverse Split, if the board would then issue the balance of the authorized shares, that action would have a material dilutive effect upon existing shareholders The board of directors has no immediate plans, understandings, agreements or commitments to issue additional shares of stock for any purpose. Although Propell has no other current financing plans or understandings, agreements or commitments for financing, if an opportunity should present itself, Propell may issue shares of common stock in connection with such a financing. The increased capital will provide the board of directors with the ability to issue additional shares of stock without further vote of the stockholders of Propell. Propell’s stockholders do not have preemptive rights to subscribe to additional securities which may be issued by Propell which means that current stockholders do not have a prior right to purchase any new issuance of capital stock of Propell in order to maintain their proportionate ownership of Propell’s stock.

After the taking of any action to conduct or authorize the reverse split is filed there is not a requirement that shareholders obtain new or replacement share certificates.  Each of the holders of record of shares of the Company’s common stock that is outstanding on the effective date of the Reverse Split may contact the Company’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-reverse stock split common shares into which the existing shares have been converted as a result of the Reverse Split.

Because the Reverse Split results in an increase in the number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect. Although the Reverse Split is not being undertaken for this purpose, in the future the board of directors could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the board of directors in opposing a hostile takeover bid. Such use of our common stock could render more difficult, or discourage, an attempt to acquire control of our company if such transactions were opposed by the board of directors.

PROPOSAL 2.

AMENDMENT OF THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES

Purpose and effect of the Increase in Authorized Shares

Our board of directors believes that the increase in the number of authorized shares of our common stock is necessary to make available shares of common stock for future issuance by allowing the Company greater flexibility with respect to future actions involving the issuance of stock, including, without limitation, the raising of additional capital.  We currently have 37,890,409 shares of common stock outstanding, 38,750,000 share of common stock issuable upon conversion of preferred stock and 2,964,000 shares of common stock issuable upon outstanding options and warrants. We are authorized to issue 75,000,000 shares, and will not have enough shares available for future issuances if all convertible equity were to convert to common stock. The board would like the flexibility of having additional shares available for issuance in order to allow it to issue shares of stock in lieu of cash payments for services provided by third parties and employees, thus allowing it to preserve its cash. In addition, the board may sell securities from time to time to raise money needed to continue its operations. Our board of directors further believes that the increase in the number of authorized shares of common stock will enable the Company to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of stockholders.

Our board of directors may authorize the issuance of any shares of Common Stock authorized but unissued without further shareholder approval, the issuance of such shares of common stock to such persons, for such consideration, and upon such terms as the board of directors determines. Such issuance could result in a significant dilution of the voting rights and the stockholders' equity, of the existing shareholders and may adversely affect the market price for the common stock.

Issuance of additional common stock may have the effect of deterring or  thwarting persons seeking to take control of the Company through a tender offer,  proxy fight or otherwise or to bring about removal of incumbent management or  a corporate transaction such as merger.  For example, the issuance of common stock could be used to deter or prevent such a change of control through dilution of stock ownership of persons seeking to take control or by rendering a transaction proposed by such persons more difficult even if the person seeking to obtain control of the Company offer an above-market premium that is favored by a majority of the independent shareholders.  Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting right of persons seeking to cause such removal.

PROPOSAL 3.

AMENDMENT OF ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

Purpose: The Company's Board of Directors has unanimously adopted a resolution seeking stockholder approval to amend the Articles of Incorporation to change the Company’s name to “Propell Technologies Group, Inc.” The Board believes that the name change is in the Company’s best interest and will support the rebranding of the Company and its public relations campaign.  The Board also believes that the name change more accurately reflects the business operations of the Company.

Effect: A change to the Company’s name will most likely result in a change to the Company’s ticker symbol and CUSIP number.  Stockholders will not be required to tender their shares for reissuance; however, shares that are submitted to the transfer agent for whatever reason will be reissued under the new name and CUSIP number.  Stockholders should not encounter difficulty in selling or transferring shares as a result of the change in name, CUSIP number or ticker symbol.

No Dissenters' Rights: The holders of the Company's common stock are not entitled to dissenters' rights in connection with the actions taken hereunder. Furthermore, the Company does not intend to independently provide those stockholders with any such rights.

BOARD OF DIRECTORS’ RECOMMENDATION AND STOCKHOLDER APPROVAL

On July 30, 2012, our board of directors voted to authorize and seek approval of our shareholders of an amendment to our Articles of Incorporation to: (i) effect a reverse split of the Company’s common stock on a 1 for 50 basis; (ii) increase the number of shares of authorized stock from 75,000,000 shares to 500,000,000 shares; and (iii) change our name to Propell Technologies Group, Inc. In the absence of a meeting, the affirmative consent of holders of a majority of the vote represented by our outstanding shares of stock was required to approve the change the name of the Company. Because holders of approximately 53% of our voting power signed a written consent in favor of the amendment to the Articles of Incorporation, we are authorized to amend the Articles of Incorporation to: (i) effect a reverse split of the Company’s common stock on a 1 for 50 basis; (ii) increase the number of shares of authorized stock from 75,000,000 shares to 500,000,000 shares; and (iii) change the name of the Company to Propell Technologies Group, Inc.  The Reverse Split, Increase and Name Change will be effective upon the filing of an amendment to the Articles of Incorporation with the Secretary of State of the State of Delaware, which is expected to occur as soon as reasonably practicable on or after the 20th day following the mailing of this Information Statement to stockholders.

The information contained in this information statement constitutes the only notice we will be providing stockholders.

EXISTING CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT BEFORE THE EFFECTIVE DATE OF THE FILING OF THE PROPOSED AMENDMENTS TO THE ARTICLES OF INCORPORATION.

Until the shareholder forwards a completed letter of transmittal, together with certificates representing such shareholder’s shares of pre-reverse stock split common stock to the transfer agent and receives in return a new certificate representing shares of post-reverse stock split common stock, such shareholder’s pre-reverse stock split common stock shall be deemed equal to the number of whole shares of post-reverse stock split common shares to which such shareholder is entitled as a result of the Reverse Split, Increase and Name Change.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain material federal income tax considerations relating to the proposed increase in authorized shares.  This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date hereof.  Any of these authorities could be repealed, overruled, or modified at any time.  Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This discussion may not address federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to shareholders who may be subject to special treatment under the federal income tax laws.  This discussion also does not address any tax consequences under state, local or foreign laws.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCE OF THE STOCK SPLIT FOR THEM, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

The increase in the number of authorized shares will not affect any existing shareholder’s number of shares as they currently exist.

The Reverse Split, Increase and Name Change is intended to be a tax-free recapitalization to the Company and its shareholders, except for those shareholders who receive a whole share of common stock in lieu of a fractional share.  Shareholders will not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split, except for those shareholders receiving a whole share of common stock in lieu of fractional shares (as described below).  The holding period for shares of common stock after the Reverse Split, Increase and Name Change will include the holding period of shares of common stock before the Reverse Split, Increase and Name Change, provided, that such shares of common stock are held as a capital asset at the effective date of the amendment.  The adjusted basis of the shares of common stock after the Reverse Split, Increase and Name Change will be the same as the adjusted basis of the shares of common stock before the Reverse Split, Increase and Name Change excluding the basis of fractional shares.

A shareholder who receives a whole share of common stock in lieu of a fractional share generally may recognize gain in an amount not to exceed the excess of the fair market value of such whole share over the fair market value of the fractional shares to which the shareholder was otherwise entitled.

QUESTIONS AND ANSWERS REGARDING THE PROPOSED STOCK SPLIT, INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES OF THE COMMON STOCK AND NAME CHANGE

Q.     WHY IS APPROVAL SOUGHT FOR THE PROPOSED STOCK SPLIT OF THE COMMON STOCK ON A 1 FOR 50 BASIS?

A.     The Board seeks approval of the Reverse Split.  It is the expectation of the Board that the Reverse Split would increase the market price of the resulting common stock and thus maintain a higher level of market interest in the shares, including shares issued pursuant to the Company’s Stock Option Plan, provide additional flexibility to management with regard to the issuance of shares and maintaining the proper market capitalization of Propell.   The Board believes that the Reverse Split will enhance Propell’s flexibility with regard to the ability to issue common stock for fulfillment of its current obligations as well as for proper corporate purposes that may be identified from time to time, such as financing, acquisitions, compensation of employees, the establishment of strategic business relationships with other companies or the expansion of Propell's business or product lines through the acquisition of other businesses or products.

Q.     HAS THE BOARD OF DIRECTORS APPROVED THE PROPOSALS TO CONDUCT THE PROPOSED STOCK SPLIT?

A.     All members of the Board of Directors have approved the proposal to authorize the board to effectuate the Reverse Split of the common stock as is in the best interest of Propell and the best interest of the current shareholders of Propell.

Q.     WHY HAS THE PROPOSAL BEEN MADE TO INCREASE THE NUMBER OF COMMON SHARES?

A.  Our Board of Directors believes that the authorized shares of Common Stock remaining available for issuance may not be sufficient to fulfill all of its obligation to holders of securities convertible into shares of common stock of Propell or allow Propell to take advantage of future business opportunities. Accordingly, our Board of Directors believes that it is in our best interests to authorize it to effectuate the increase in the number of authorized shares of Common Stock as proposed. The increase in the number of authorized shares of common stock is recommended by Propell’s Board in order to provide a sufficient reserve of such shares to fulfill such obligations and for the future growth and needs of Propell.

Q.     HAS THE BOARD OF DIRECTORS APPROVED THE PROPOSAL TO INCREASE THE NUMBER OF COMMON SHARES?

A.     All members of the Board of Directors have approved the proposal to authorize the board to effectuate the increase in the number of common shares as in the best interest of Propell and the best interest of the current shareholders of Propell.

Q.  WILL THE CHANGES TO THE ARTICLES OF INCORPORATION RESULT IN ANY TAX LIABILITY TO ME?

A.  The proposed changes are intended to be tax free for federal income tax purposes.  The proposed Reverse Split is intended to be tax free for federal income tax purposes.

Q.  WHAT VOTE OF THE SHAREHOLDERS WILL RESULT IN THE PROPOSALS BEING PASSED?

A.  To approve the proposals the affirmative vote of a majority of the potential votes cast as stock holders is required.  Consents in favor of the proposals have already been received from shareholders holding a majority of the voting power of Propell.

Q.  WHO IS PAYING FOR THIS INFORMATION STATEMENT?

A.  The Company will pay for the delivery of this information statement.

Q.  WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A: Edward Bernstein, President of Propell, 305 San Anselmo Avenue, Suite 300, San Anselmo, California 94960, (415) 747-8775.

VOTE REQUIRED FOR APPROVAL

Section 242 of the Delaware General Corporation Law (“DGCL”) provides an outline of the scope of the amendments of the Articles of Incorporation allowed a Delaware Corporation. This includes the amendments discussed herein.  The procedure and requirements to effect an amendment to the Articles of Incorporation of a Delaware corporation are set forth in Section 242.  Section 242 provides that proposed amendments must first be adopted by the Board of Directors and then submitted to shareholders for their consideration and must be approved by a majority of the outstanding voting securities.

The Board of Directors of Propell has adopted, ratified and approved the change in the authorized shares of Propell and submit the proposed changes to the shareholders for their approval.  The securities that are entitled to vote to amend Propell’s Articles of Incorporation consist of issued and outstanding shares of Propell’s $0.001 par value common voting stock outstanding on August 3, 2012 and shares of the Preferred Stock outstanding on August 3, 2012, the record date for determining shareholders who are entitled to notice of and to vote on the proposed amendment to Propell’s Articles of Incorporation.

DISSENTER'S RIGHTS OF APPRAISAL

The Delaware General Corporation Law (the Delaware Law) does not provide for dissenter's rights in connection with the proposed amendment of the Articles of Incorporation.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Board of Directors fixed the close of business on August 3, 2012 as the record date for the determination of the common shareholders entitled to notice of the action by written consent.

At the record date, Propell had: (i) 75,000,000 shares of common stock authorized with a stated par value of $0.001, of which 37,890,409 shares of $0.001 par value common stock were issued and outstanding and (ii) 10,000,000 shares of preferred stock authorized with a stated par value of $.001, of which 5,000,000 were designated Series A- 1 convertible preferred stock and 3,875,000 were issued and outstanding.   Immediately after the Increase there will be 500,000,000 shares of common stock authorized and after taking into account the Reverse Split and reserves needed for convertible securities there will be 460,432,912 shares of common stock available for issue.    The holders of shares of common stock are entitled to one vote per share on matter to be voted upon by shareholders.   The holders of shares of Series A-1 convertible preferred stock are entitled to ten votes per share on matter to be voted upon by shareholders and each share of Series A-1 convertible preferred stock converts into ten shares of common stock.   The holders of shares of common stock are entitled to receive pro rata dividends, when and if declared by the board in its discretion, out of funds legally available therefore, but only if dividends on preferred stock have been paid in accordance with the terms of the outstanding preferred stock and there exists no deficiency in the sinking fund for the preferred stock.

Dividends on the common stock are declared by the board of directors. Payment of dividends on the common stock in the future, if any, will be subordinate to the preferred stock, must comply with the provisions of the DGCL and will be determined by the board of directors. In addition, the payment of any such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Shareholders and the holders of a controlling interest equaling approximately 53% of the voting power of Propell, as of the record date, have consented to the proposed amendments to the Articles of Incorporation. The shareholders have consented to the action required to adopt the amendment of Propell's Articles of Incorporation to authorize the Reverse Split, Increase and Name Change.  This consent was sufficient, without any further action, to provide the necessary stockholder approval of the action.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND FIVE PERCENT STOCKHOLDERS

The following table sets forth certain information concerning the ownership of the Company's common stock as of August 3, 2012, with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of August 3, 2012, there were 37,890,409 shares of common stock issued and outstanding and 3,875,000 shares of Series A-1 convertible preferred stock issued and outstanding for an aggregate of 76,604,409 votes.

The address of each of the directors and executive officers listed below is c/o Propell Corporation, 305 San Anselmo Avenue, Suite 300, San Anselmo, CA 94960.

Name	Number of Shares Beneficially Owned		Percent of Class
Edward L. Bernstein	4,157,744	(1)	5.4%
Mark Kalow	392,459	(2)	*
Joseph W. and Patricia G. Abrams Family Trust	6,417,025	(3)	8.4%
James Fuller	60,000		*
Dart Union	18,750,000	(4)	24.5%
Matthew Abrams	3,945,209	(5)	5.1%
All officers and directors as a group (3 persons)	4,689,954		6.0%

 *less than 1%

(1)	Mr. Bernstein received 650,000 shares upon conversion of a convertible promissory note. Mr. Bernstein also received 74,411 shares as a result of his investment of $20,091 in our 2009 rights offering. Mr. Bernstein has 933,333 options exercisable within 60 days. Includes 250,000 shares of Series A-1 convertible preferred stock that Mr. Bernstein received in exchange for certain debt owed to him which entitles him to 2,500,000 votes.

(2)	Mr. Kalow received 125,000 shares upon conversion of a convertible promissory note. Mr. Kalow also received 7,459 shares as a result of his investment of $2,014 in our 2009 rights offering. Mr. Kalow has 260,000 options exercisable within 60 days.

(3)	537,625 shares were received upon conversion of our first convertible promissory note, plus an additional 500,000 shares were received upon the conversion of our second promissory note and 679,400 shares as a result of an investment in our rights offering. The trust also purchased 950,000 shares in a private transaction. Includes 375,000 shares of Series A-1 convertible preferred stock that the trust received in exchange for debt owed to it that entitles it to 3,750,000 votes. Joseph W. and Patricia G. Abrams Family Trust have offices at 131 Laurel Grove, Kentfield, CA 94904.

(4)	Includes 1,875,000 shares of Series A-1 convertible preferred stock that Dart Union received in exchange for debt owed to it that entitles it to 18,750,000 vote

(5)	Includes 375,000 shares of Series A-1 convertible preferred stock. that Matthew Abrams received in exchange for debt owed to him that entitles him to 3,750,000. Matthew Abrams is the son of Joseph Abrams and the Joseph W. and Patricia G. Abrams Family Trust disclaims beneficial ownership of his shares.

The applicable percentage of ownership for each beneficial owner is based on 37,890,409 shares of Common Stock outstanding as of August 3, 2012 and 3,875,000 shares of preferred stock outstanding for an aggregate vote of 76,640,409. In calculating the number of shares beneficially owned, each share of preferred stock received ten votes per share. In calculating the number of Shares beneficially owned by a stockholder and the percentage of ownership of that stockholder, shares of Common Stock issuable upon the exercise of options or warrants, or the conversion of other securities held by that stockholder, that are exercisable within 60 days, are deemed outstanding for that holder; however, such shares are not deemed outstanding for computing the percentage ownership of any other stockholder.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed increase in the number of authorized shares of Propell’s common stock and the restatement of the  par value of those shares or in any action covered by the related resolutions adopted by the Board of Directors, which is not shared by all other stockholders.

Delaware Anti-Takeover Provisions

The anti-takeover provisions of Section 203 of the Delaware General Corporation Law apply to us.  Section 203 of the Delaware law prohibits Propell from engaging in any business combination with any interested stockholder (any shareholder who owns or owned more than 15% of any stock or any entity related to a 15% shareholder ) for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

(1) Prior to such time the board of directors of Propell approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Propell outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

FORWARD-LOOKING STATEMENTS

This information statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission in its rules, regulations and releases) representing our expectations or beliefs regarding our company. These forward-looking statements include, but are not limited to, statements concerning our operations, economic performance, financial condition, and prospects and opportunities. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this and other of our filings with the U.S. Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

INCORPORATION OF FINANCIAL INFORMATION

We “incorporate by reference” into this Information Statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this information statement the following documents we have previously filed with the SEC: our annual report on Form 10-K for period ending December 31, 2011 and our quarterly report on Form 10-Q for the quarterly periods ended March 31, 2012 and our Current Report on Form 8-K filed on January 20, 2012 and July 13, 2012. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Propell Corporation

305 San Anselmo Avenue, Suite 300

San Anselmo, CA 94960

(415) 747-8775

As we obtained the requisite stockholder vote for the amendment to the Plan described in this information statement upon delivery of written consents from the holders of a majority of our outstanding shares of common stock, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This information statement is for informational purposes only. Please read this information statement carefully.

Dated: August 10, 2012

By Order of the Board of Directors

/s/ Edward Bernstein

Edward Bernstein, President and Director

Exhibit A

STATEMENT OF ACTION

BY UNANIMOUS WRITTEN CONSENT

OF THE MAJORITY OF

SHAREHOLDERS OF

PROPELL CORPORATION

The undersigned, constituting holders of a majority of the outstanding shares of Propell Corporation, a Delaware corporation (the "Corporation"), and acting hereunder without the convening of a formal meeting pursuant to Section 228 of the Delaware General Corporation Law, do hereby consent in writing to and adopt the following resolutions:

WHEREAS, the undersigned desire the Corporation to effect 1 for 50 reverse stock split of the Corporation’s common stock, without reducing the number of authorized shares or any other class of stock outstanding;

WHEREAS, the undersigned desire the Corporation to increase the amount of shares of common stock authorized from 75,000,000 to 500,000,000, to become effective as soon as the reverse stock split is completed; and

WHEREAS, the undersigned desire to change the name of the Corporation to Propell Technologies Group, Inc.

NOW THEREFORE, BE IT BE RESOLVED , that a 1 for 50 reverse stock split of the common stock of the Corporation be, and hereby is, approved;

RESOLVED, that the increase of the shares of common stock of the Corporation, from 75,000,000 to 500,000,000 be, and hereby is, approved; and

RESOLVED, that the name change of the Corporation to Propell Technologies Group, Inc. be, and herby is, approved.

This consent may be executed in any number of counterparts, each of which together shall be deemed to be an original and all of which together shall constitute one and the same consent. This consent is being signed as of July 30, 2012.

DART UNION LTD

By:	/s/ Ivan Yatsenco
Name:	Ivan Yatsenco
Title:

THALES SECURITIES

By:	/s/ Sara Moore
Name: Sara Moore
Title: Trustee

STRATEGIC IR

By:	/s/ Anna Mosk
Name: Anna Mosk
Title: President

JOSEPH AND PATRICIA ABRAMS TRUST

By:	/s/ Joseph Abrams
Name: Joseph Abrams
Title: Trustee

/s/ Edward L. Bernstein
EDWARD L. BERNSTEIN

/s/ Matthew Abrams
MATTHEW ABRAMS

/s/ Joshua Lustak
JOSHUA LUSTAK

Exhibit “B”

CERTIFICATE OF

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

PROPELL CORPORATION

PROPELL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST: That the Certificate of Incorporation is hereby amended by replacing ARTICLE FIRST in its entirety with:

“FIRST: The name of the corporation is Propell Technologies Group, Inc.”

SECOND:  That ARTICLE FOURTH shall be amended by replacing ARTICLE FOURTH in its entirety as follows:

  FOURTH: The total number of shares of stock which the corporation shall have authority to issue is FIVE HUNDRED MILLION (500,000,000) shares of Common Stock, par value $.001 per share (the “Common Stock”) and TEN MILLION (10,000,000) shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).

The Preferred Stock of the corporation shall be issued by the Board of Directors of the corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the corporation may determine, from time to time.

The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings).  There shall be no cumulative voting.

Shares of Common Stock and Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.”

Effective as of August 31, 2012 each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's board of directors will be subject to a 1 for 50 reverse stock split, with all fractional shares being rounded up to the nearest whole share.”

THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Articles of Incorporation to be signed by Edward Bernstein, its Chief Executive Officer, this 10th day of August, 2012.

/s/Edward Bernstein Edward Bernstein Chief Executive Officer